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CERTIFIED PUBLIC ACCOUNTANTS
     AND BUSINESS ADVISORS

                                                                    EXHIBIT N(3)

January 11, 2000

National Association of Securities Dealers Regulation, Inc.

Securities and Exchange Commission

Re:  McFarland Grossman & Company

We were previously the principal accountant for McFarland Grossman & Company and, under the date of January 22, 1999, we reported on the financial statements of McFarland Grossman & Company as of and for the years ended December 31, 1997 and 1998. On December 29, 1999, our appointment as principal accountant was terminated. We have read McFarland Grossman & Company's statements included in their notice to you dated January 10, 2000, and we agree with such statements.

Very truly yours,

Weinstein Spira & Company, P.C.

/s/ WEINSTEIN SPIRA & COMPANY, P.C.

  2200 Five Greenway Plaza-Houston, Texas 77046-713.622.7000-Fax: 713.622.9535
                e-mail@weinsteinspira.com-www.weinsteinspira.com